ITEM 77C Exhibit 1

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

-GENERAL GOVERNMENT SECURITIES MONEY MARKET FUND (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the General Government Securities Money Market Funds, Inc.-General Government Securities Money Market Fund was held on November 16, 2009. Out of a total of 1,909,181,316.680 shares (“Shares”) entitled to vote at the meeting, a total of 81,960,188. 690 were represented at the Meeting, in person or by proxy.  The meeting was adjourned to December 28, 2009, not having received the required vote of the holders.  The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve amending the	68,296,418.880	10,002,517.470	3,661,252.340
Fund’s policy regarding borrowing
		Shares

	For	Against	Abstain

2. To approve amending the	67,512,105.600	11,159,307.830	3,288,775.260
Fund’s policy regarding lending
		Shares

	For	Against	Abstain

3. To permit investment in	61,939,072.610	16,707,458.940	3,313,657.140
other investment companies